Exhibit 10.1
BROCADE SENIOR LEADERSHIP PLAN

Approved by the Compensation Committee: July 26, 2013
(Effective for fiscal year 2013)

PURPOSE

The Brocade Senior Leadership Plan (SLP) is designed to link incentive compensation with Brocade Communications Systems, Inc. (“Brocade” or the “Company”) performance.

PERFORMANCE PERIOD AND PAYOUT PERIOD

Performance against Company objectives is measured annually (according to the Company's fiscal year, the “Plan Period”), and is reviewed quarterly. Payout of earned cash bonuses, if any, occurs on an annual basis after the end of the Plan Period.

ELIGIBILITY

Regular full-time and part-time Vice President (VP) level employees and the Chief Executive Officer (CEO) are eligible to participate in the SLP. To the extent a VP is eligible to, and participates in, the Company's Sales Incentive Plan, then that VP shall not be eligible to participate in this SLP unless approved by the Compensation Committee of the Board of Directors.

Participants must be employed in a SLP eligible position as a regular (full-time or part-time) employee at the end of the fiscal year to be eligible to earn a SLP Payout.

COMPANY PERFORMANCE & SENIOR LEADERSHIP PLAN FUNDING

For each Plan Period, Brocade's Board of Directors approves the Company's Operating Plan (including updates, modifications and amendments that the Board deems appropriate). The Compensation Committee of the Board then determines the metrics for the SLP and their relative weightings based on the Board-approved Operating Plan.
For fiscal year 2013, the metrics are:
- Pre-SLP/BIP non-GAAP operating income (OI)
- Ethernet revenue growth
- Total revenue growth

At the end of the Plan Period, Brocade will determine amounts to be paid under the SLP based on the Company's actual performance on a pre-bonus basis (Actual Performance) achieved during the Plan Period (Actual OI, Actual Ethernet Revenue Growth and Actual Total Revenue Growth) relative to the Target OI (OI Percentage), Target Ethernet Revenue Growth, and Target Total Revenue Growth, respectively. The Actual OI, Actual Ethernet Revenue Growth and Actual Total Revenue Growth performance will be communicated following the end of each Plan Period.

PARTICIPANT INCENTIVE TARGET PERCENTAGE

With respect to Section 16 Officers (including the Chief Executive Officer), a Participant's Annual Incentive Target Percentage may range from 50% to 150% of the Participant's annual base salary and is approved by the Company's Compensation Committee. With respect to other Participants in the Company's SLP, a Participant's Annual Incentive Target Percentage is determined by the Participant's classification or pay grade at the end of the 12-month Plan Period, unless otherwise indicated in writing by Brocade.

SENIOR LEADERSHIP PLAN PAYOUTS

On an annual basis, the Compensation Committee reviews and approves the formula for cash bonus payouts and actual SLP bonus payouts to any person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (Section 16 Officer), including the CEO. The CEO reviews and approves the formula for cash bonus payouts and actual SLP bonus payments for all other Participants.

The cash bonus payout is calculated based on the following formula (less applicable taxes and deductions):

Bonus Payout = (Actual Performance) x (Annual Incentive Target %) x (Annual Base Salary)

Actual Performance. The Actual Performance for all Participants is equal to the sum of:
(i) OI Payout Percentage multiplied by 40%, plus
(ii) Ethernet Revenue Growth Payout Percentage multiplied by 30%, plus
(iii) Total Revenue Growth Payout Percentage multiplied by 30%

The OI Payout Percentage and Revenue Growth Payout Percentages are calculated as follows:

Operating Income (OI) Payout Percentage:

•	If the OI Percentage is below 80%, the OI Payout Percentage shall be 0% (zero).

•
If the OI Percentage is equal to or above 80% and below the Target OI Threshold, the OI Payout Percentage shall be equal to 100% less two (2) percentage points for each OI Percentage point below the Target OI Threshold.

•
If the OI Percentage is equal to or above the Target OI Threshold, the OI Payout Percentage shall be equal to 100% plus three (3) percentage points for each OI Percentage point above the Target OI Threshold.

Ethernet Revenue Growth Payout Percentage:

•	If year over year Ethernet Revenue Growth is at or below 0% (zero), there is no Ethernet Revenue Growth Payout.

•
If year over year Ethernet Revenue Growth is between 0% and 100% of target growth, then payout is determined using a linear progression between 0% (zero) and 100%. For example, if Ethernet Revenue Growth is half of target, then the payout would be 50% of the target payout.

•	If year over year Ethernet Revenue Growth is at 100% of the target growth, then payout is at 100%.

•	If year over year Ethernet Revenue Growth is above 100% of the target growth, there will be an accelerated performance payout of an additional 20% for each 1% of growth above the target growth.

Total Revenue Growth Payout Percentage:

•	If year over year Total Revenue Growth is at or below 0% (zero), there is no Total Revenue Growth Payout.

•
If year over year Total Revenue Growth is between 0% and 100% of the target growth, then payout is determined using a linear progression between 0% (zero) and 100%. For example, if Total Revenue Growth is half of target, then the payout would be 50% of the target payout.

•	If year over year Total Revenue Growth is at 100% of the target growth, then payout is at 100%.

•	If year over year Total Revenue Growth is above 100% of the target growth, there will be an accelerated performance payout of an additional 25% for each 1% of growth above the target growth.

Fractional amounts shall be interpolated based on the above scaling.

The OI Payout Percentage, Ethernet Revenue Growth Payout Percentage and Total Revenue Growth Payout Percentage are uncapped for overachievement.

Bonuses will be calculated using the annual base salary and Annual Incentive Target Percentage as of the last day of the Plan Period, except as set forth above or otherwise indicated in writing by Brocade.

Program payouts are generally made within eight (8) weeks following the conclusion of the 12-month Plan Period.

ADMINISTRATIVE PROCEDURES

Compensation Committee Approval
The Compensation Committee reserves the right to decrease or eliminate the bonus.

New Hires and Promotions
Payouts will be pro-rated for Participants who are hired or transferred into the SLP during any Plan Period.

Position/Salary Factor

Payout will be based on the Participant's annual base salary and job position on the last day of the Plan Period. Bonuses may be pro-rated if Participant received a cash bonus under another bonus program.

Terminations: Any Participant whose employment terminates for any reason before the end of the fiscal year is not eligible to earn a SLP payout.

Leaves of Absences, Disability or Death: In the event of a Participant's disability time off, or discretionary leave of absence, SLP Payouts, if earned, will be calculated on a pro-rated basis, based on the number of days the Participant was actively working at Brocade during the Plan Period. In the event of Participant's death, an amount equal to the pro-rated SLP Payout the Participant would have earned, if the Participant had otherwise remained eligible, will be paid to the Participant's estate.

Performance Improvement Plan/Disciplinary Situations (Development Needed): If a Participant, at any time prior to the cash bonus payout for a 12-month Plan Period, is subject to a performance improvement plan, discipline or demotion, Brocade may, in its sole discretion, reduce or eliminate the cash bonus payment that the Participant would otherwise have been eligible to receive. If, at the time prior to the Payout for a 12-month Plan Period, it is determined that a Participant may be subject to corrective action, discipline or demotion, then Brocade may withhold the entire cash bonus payout, or a portion thereof, until after a final decision on such corrective action has been made. If a Participant is given a performance rating of Development Needed, the Participant will not be eligible to earn a Payout. Only the VP of Human Resources or CEO may approve exceptions to this policy, except that the Compensation Committee must approve exceptions for Section 16 officers.

Section 409A: It is intended that any payments made under the SLP will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder (collectively, Section 409A), pursuant to the “short-term deferral” exception under Section 409A, and any ambiguities and/or ambiguous terms under the Plan will be interpreted to comply with the requirements of such exception or otherwise comply with the requirements of Section 409A. Each payment under the SLP is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. Without imposing any obligation, Brocade may, in good faith and without the consent of any Participant, make any amendments to this SLP and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.

Other Provisions: Participation in the SLP does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. Terms and conditions regarding the SLP and any participation therein, including, but not limited to, SLP eligibility, SLP funding, and performance and payout criteria and determinations, are subject to change by Brocade at any time in its sole discretion. Brocade and its Board of Directors retain the absolute right to interpret, revise, modify or terminate the SLP at any time in its sole discretion. This SLP supersedes all prior written or oral statements to employees regarding the SLP for the periods contemplated hereunder.